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                 RESTATED AND AMENDED ARTICLES OF INCORPORATION
                                       OF
                             TELENETICS CORPORATION,
                            a California corporation

Michael A. Armani and Shala Shashani certify that:

         1. They are the duly elected and acting President and Secretary, respectively, of the corporation named above.

         2. The Restated Articles of Incorporation of the corporation shall be restated and amended to read in full as follows:

         FIRST: The name of the corporation is TELENETICS CORPORATION.

         SECOND: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

         THIRD: The total number of shares which this corporation shall have authority to issue is thirty million (30,000,000) shares of capital stock, of which twenty-five million (25,000,000) shares shall be designated Common Stock, without par value, and five million (5,000,000) shares shall be designated Preferred Stock, without par value. Shares of Preferred Stock may be issued from time to time in one or more classes or series as the Board of Directors, by resolution or resolutions, may from time to time determine. The voting powers, preferences, privileges and relative, participating, optional, and other special rights, and the qualifications, limitations or restrictions, if any, of each such class or series may differ from those of any and all other classes or series of Preferred Stock at any time outstanding, and the Board of Directors is hereby expressly granted authority to fix or alter, before issuance, by resolution or resolutions, the designation, number, voting powers, preferences, privileges and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of, each such class or series. Upon the restatement and amendment of this article to read as herein set forth, every five (5) shares of Common Stock outstanding shall be converted into and thereafter deemed for all purposes to be one (1) fully paid and nonassessable share of Common Stock; PROVIDED, HOWEVER, that any fractional shares resulting from such reverse stock split and conversion shall be rounded up to the nearest whole share.

         FOURTH: The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

         FIFTH: This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through Bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by
Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.





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         3. The foregoing restated and amended articles of incorporation have been approved by the Board of Directors of the corporation.

         4. The foregoing restated and amended articles of incorporation were approved by the required vote of the shareholders of the corporation in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares entitled to vote with respect to the foregoing restated and amended articles of incorporation was 44,355,826 shares of Common Stock. The number of outstanding shares voting in favor of the foregoing restated and amended articles of incorporation was 27,229,656 (approximately 61%), which equaled or exceed the vote required. The percentage vote required to approve the foregoing restated and amended articles of incorporation was more than fifty percent (50%).

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.


         Dated: January 4, 1999          /S/ MICHAEL A. ARMANI
                                         ---------------------------------------
                                         Michael A. Armani, President



                                         /S/ SHALA SHASHANI
                                         ---------------------------------------
                                         Shala Shashani, Secretary